Pegasystems Expands Current Share Repurchase Program

CAMBRIDGE, Mass. - November 24, 2014 - Pegasystems Inc. (NASDAQ: PEGA), the software company powering the digital enterprise, today announced that its Board of Directors has authorized an expansion of the Company's current share repurchase program (the "Current Repurchase Program").  Under this expansion, the expiration date of the Current Repurchase Program has been extended from December 31, 2014 to December 31, 2015, and $15 million in repurchases of the Company's common stock between December 31, 2014 and December 31, 2015 has been approved, over and above the amounts repurchased through November 18, 2014.  This expansion is effective as of November 18, 2014. For the current fiscal year through November 18, 2014, the Company repurchased 687,758 shares under the Current Repurchase Program, for an average price of $20.13 per share.

At the Company's discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions.  Shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act (the "10b5-1 Plan"). Shares that are repurchased under the Current Repurchase Program will be repurchased under the 10b5-1 Plan.

Any actual repurchases under the Current Repurchase Program will be disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the annual and quarterly periods ending between December 31, 2014 and December 31, 2015.

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About Pegasystems

Pegasystems (NASDAQ: PEGA) develops strategic applications for sales, marketing, service and operations. Pega's applications streamline critical business operations, connect enterprises to their customers seamlessly in real-time across channels, and adapt to meet rapidly changing requirements. Pega's Global 500 customers include the world's largest and most sophisticated enterprises. Pega's applications, available on-premises or in the cloud, are built on its unified Pega 7 platform, which uses visual tools to easily extend and change applications to meet clients' strategic business needs. Pega's clients report that Pega gives them the fastest time to value, extremely rapid deployment, efficient re-use and global scale. For more information, please visit us at www.pega.com.

Press Contacts:

Andy Dear

Pegasystems Inc.

Andy.Dear@pega.com

+1 (617) 866-6293

Twitter: @pega

Aseem Das

Hotwire PR

AU-pega@hotwirepr.com

+61 (0) 2 8985 7292

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